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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                         MARCH 17, 2005 CONFERENCE CALL


Operator:         Good day and welcome, everyone, to this Insituform fourth
                  quarter 2004 earnings conference call. This call is being recorded.

                  Any financial or statistical information presented during this call, including any non-GAAP measures and the most directly comparable GAAP measures and the reconciliation to GAAP results will be available on our Web site, Insituform.com.

                  During this conference call, we will make forward-looking statements, which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

                  At this time for opening comments and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:       Good morning and welcome to our 2004 fourth quarter conference call. The most obvious and noteworthy news from the fourth quarter of 2004 is the disappointing results encountered in tunneling. In addition to the obvious tunneling challenges, we also dealt with skyrocketing resin prices, an unprofitable joint venture in Italy, and in the end we were forced to seek debt covenant relief from our banks and note holders.

                  Clearly, we encountered some significant disappointments in the fourth quarter, but I can report that we have taken the same straightforward approach to dealing with these recent challenges, as we have with so many other challenges encountered in our core business over the past 18 months.

                  As a result of our focused efforts in our core rehabilitation business, we are now beginning to see steady progress and returning our rehabilitation business to solid and sustainable profitability. So in many ways, the fourth quarter is both a story of great financial disappointment and a story of measurable gains and successes in our core rehabilitation business.

                  Now some brief comments on tunneling in particular. The majority of the losses in the tunneling group are attributable to the losses on one large project in Chicago, with lesser losses coming from several other smaller projects as well as cost overruns associated with future claims conditions, which have developed on a number of other projects.

                  The press release and the 10-K include a great deal of specific financial detail on the losses encountered in the tunneling group. So, I will use this time to comment briefly on the steps being taken to bring control and profitability back to the tunneling business unit.

                  Several steps have been taken over the past six months to evaluate and improve the management and operations of the tunneling group, including conducting a thorough review of project budgets and estimated costs to complete all of the company's open



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                  contracts, conducting a thorough review of all of our
                  outstanding change order claims on projects, including the use of outside legal support, revising our bidding and estimating standards, and finally assigning our corporate chief operating officer to personally manage the day-to-day operations of the tunneling business unit.

                  As a result of these steps, we believe that we have improved our risk management and profit outlook going forward. Tunneling is an inherently risky business, so it will never be a perfectly controlled business, but we have made important improvements in the overall management of this segment of our business.

                  Now for some brief observations on our overall fourth quarter financial results. The fourth and first quarters are historically the company's weakest quarters for revenues and earnings. And the fourth quarter of this year was no exception, even allowing for the unexpected losses in tunneling. The most impressive numbers coming out of the fourth quarter are the dramatic increases in year-end backlog from 2003 to 2004.

                  In the core rehabilitation business we saw year-end backlog rise more than 70 percent from $111.8 million at the end of 2003 to a record $190.4 million at the end of 2004. This is clearly a result of the company's successful deployment of additional sales professionals around the world.

                  And now an update on some of our other strategic initiatives. Safety continues to be our most important initiative. And I'm pleased to report that we are beginning to see what I would characterize as dramatic statistical improvement in every safety category across virtually every business unit around the world. In addition to protecting our employees, we expect that this initiative will soon begin to have a measurable impact on the company's profitability.

                  Our sales initiative is beginning to deliver results, as shown in our growing backlog numbers. Firm market data is very hard to substantiate, but we have reason to believe that we are recapturing lost market share in our core CIPP business for the first time in many years. And we're doing it without eroding margins.

                  In 2004, we focused on quality, and in particular we focused on reducing sewer backups, which can be very expensive in the aggregate. I am pleased to report that we cut the sewer backup incident rate by 50 percent last year while cutting the associated costs by more than 67 percent.

                  Possibly our most impressive improvements have come in the area of logistics management. In 2004 we spent close to $1 million to evaluate, refine and improve our overall logistics program, including trucking and wetting out of our CIPP materials. By the end of 2004 we had identified and/or implemented specific changes in our logistics programs that we anticipate will begin to deliver more than $4 million of annual savings going forward.

                  In 2003 and well into 2004, we invested heavily in consolidating and expanding our manufacturing operations in Mississippi. Today, we have a much more efficient and cost effective operation, with annual savings in excess of our original projections.

                  In 2004, our R&D group made important new advancements in the use of steam as a curing method for CIPP. Quite a few of our competitors have been using steam for


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                  several years now, but I am convinced that our R&D team has come up with advancements in the use of steam that allow Insituform to be the technology leader in the efficient use of steam.

                  The full-scale commercialization of steam throughout Insituform has been one of the great success stories for Insituform in 2004, and it will play a critical role in our success in 2005. Now taking a look at our overall market, there appears to be no doubt that the market for underground infrastructure, repair and rehabilitation is growing at close to a 20 - or 10 percent rate.

                  Various published surveys and reports conclude that the market for pipeline rehabilitation is growing at a rate of somewhere between eight and 12 percent annually, with CIPP remaining the preferred solution. Currently we see significant growth opportunities in almost every geographic market around the world.

                  It appears that coming up with financing remains the number one challenge for our municipal clients, but recently we have begun to notice a new constraint. This new constraint pertains to a municipality's in-house capacity to engineer, award and manage the significant amount of new work currently coming out of their offices.

                  We have seen this constraint manifest itself in the form of awarded contracts that are slow to turn into released and workable projects. To date, we have not seen any real changes in the competitive nature of our markets, and we continue to see our competition as regional and fragmented, with no single competitor achieving significant scale.

                  In summary, the fourth quarter of 2004 presented the company with some very sobering financial write-downs on our tunneling projects, but it also presented us with some very encouraging news regarding the growth and profitability in our core CIPP business. Eighteen months ago we laid out some aggressive plans to make our core CIPP business - to remake our core CIPP business.

                  And I am proud to report that we are well ahead of plan in accomplishing those goals. We now have the challenge of focusing the same no nonsense approach in dealing with our tunneling division, and I'm confident that in 2005 we will make great strides in rebuilding the credibility and profitability of our tunneling division.

                  That's a brief overview. And now we will open up the call for your questions.

Operator:         Thank you. If you would like to ask a question at this time, please press the star key followed by the digit one on your touch-tone telephone. Again, that is star one if you have a question. If you're on a speakerphone, please make sure your mute function is turned off so your signal will reach our equipment.

                  We'll go first to Arnie Ursaner of CJS.

Arnie Ursaner:    Good morning, Tom.

Tom Rooney:       Hey, Arnie.  Good morning.

Arnie Ursaner:    I guess one question I'm grappling with - you mentioned - I'll do a very specific one first and then maybe one follow-up. You mentioned 4 million of potential savings in logistics.

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Tom Rooney:       Yes.

Arnie Ursaner:    Can you give us a sense of timing of when we may see that and what line item it would impact the most?

Tom Rooney:       Sure. We began to focus on logistics as an opportunity 16 or so months ago. We hired a consultant to help us untangle the various issues that we had there in December - excuse me, January of last year, so 14 months ago. The analysis showed dramatic opportunity for improvement. And we, as a result of that, began implementing those changes as early as June and July of last year. In some cases they were in test mode and so on to make sure that the results that we could accomplish were really there.

                  We've already begun to see some very minor improvements and in some cases significant improvements in certain areas - labor productivity in our wet-outs, trucking costs, fuel savings, and so on. So, those costs begin to play themselves out starting really back in June, July of last year in small scale, but in very large scale right now.

                  Where will they show up? They'll show up in two places. One is allowing us to be much more competitive at the bid table. And the second is since we always mark to the market and know where our margins are, at some point it also creates gross margin increases. So, it's - we know for sure that our expense stream will be forever changed. And the net result is increased competitiveness combined with some increases in gross margins.

Arnie Ursaner:    Second question, if I could. You obviously - one of the real strains in your releases, the build up of backlog ...

Tom Rooney:       Right.

Arnie Ursaner:    But one of the problems that we've all been grappling with is your inability of getting a pretty good margin on the backlog and business you have. Can you give us a little better feel for the steps you're taking to - first of all, what are - what kind of margin are you booking this business at? And, number two, how confident are you given rising raw material costs and systems and other issues that you can deliver the margin on the backlog you have?

Tom Rooney:       Right. Well, the rising material costs simply in our case
                  relate to energy because when crude oil is at - what - an all time high yesterday, 57 and change, that affects us dramatically both in terms of the notion that we boil water and steam and so on and we drive a lot of trucks. So, we consume it in the sense of putting it into engines.

                  But more - much more important to us is we buy incredible amounts of resin. And the resin is almost exclusively driven by the cost of oil. And we've had multiyear contracts with resin suppliers that mitigated the swings quite well, in fact a seven year relationship. And it always protected us. It allowed us to reset our pricing strategy so as not to have short-term shocks because of oil prices.

                  The spike in oil prices that has taken place in the past year is beyond anything that either we or our resin suppliers anticipated. So, we came outside - because of the dramatic shock, we came outside of that, I'll call it, window of protection in the fourth quarter and

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                  first quarter of this year and, I think, as related in the K, to the extent of about $1.1 million of immediate impact.

                  So, it really will only affect us in the fourth quarter and the first quarter of this year. Beyond that we've now reset our pricing strategies in order to incorporate the new world order we live in in regards to oil prices. You know, our average project is three to nine months long.

                  And so, we need to be able to project oil prices three to nine months out. We've done so extremely well for many years, but it was only in the extreme world that we lived in, in the last year that our strategy didn't suffice. Anyway, as we move forward that's not a problem.

                  Your question, though, is about margins and so on. Our strategy with regards to maintaining gross margins is solid. It's predominantly based on two factors. One is the fact that operational excellence, which we have been so focused on, is the notion of getting high crew productivity, efficient logistics systems, efficient manufacturing, efficient crew productivity, and so on. We talked and have talked about running a safe operation so that we can eliminate costs associated with liability and injury and so on. We've got some dramatic news in that area.

                  We talked about logistics. And we've already given you some of the numbers there. We talk about crew productivity and project management. You're going to hear a great deal about that over the next 18 months. So, operational efficiency and operational excellence will drive inefficient costs out of the system.

                  But the other part of it is technology advancements. We've talked some about steam and the remaking of the company to use the newest and best technologies. We've - if you've been through the K you'll notice that we spent significantly more on R&D this year than in years past, up from 2 million to 2 million-nine, I believe, because we firmly believe that technology and being on the cutting edge of technology helps us to get the best pricing in the market.

                  As to the great increase in our backlog, no doubt about it, it's up quite a bit. I won't cite specifics, but we are not seeing an erosion in our gross margin. And, in fact, we're seeing better gross margins today than we saw a year ago. So, we feel very good about that.

                  And as we begin to move out of the investment phase on a lot of our initiatives and into the reaping the reward phase, which we're kind of in that gray zone between the two, you're going to see our gross margins improve while we pick up significant amounts of backlog.

Operator:         We'll go next to Jeff Beach, Stifel Nicolaus.

Jeff Beach:       Yes.  Good morning, Tom.

Tom Rooney:       Hi, Jeff.  Good morning.

Jeff Beach:       I've got two questions or two primary questions. First on the sewer rehab side of it, I read everything many times and about some of the cost pressures affecting sewer rehab

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                  margins in the fourth quarter, but I noticed that the SG&A just in the quarter went up 2 million from the third quarter and it's up 34 percent year over year versus revenues up 16 percent. The number's 5- or 6 million. And it - the improvement initiatives don't seem to cover a fraction of this increase. And I just wondered why SG&A is running up so dramatically.

Tom Rooney:       Well, I think that the initiative that we've talked about do relate to a lot of that between additional sales force, additional project management, additional safety, employees.
                  Quite a bit of that does specifically relate. And we also are spending a great deal of money on Sarbanes-Oxley, training.
                  And there's a number of significant issues going on there.

Jeff Beach:       Is this SG&A a number that we will see stabilize or decline absolutely or as a percentage of revenues moving ahead?

Tom Rooney:       It will definitely decline as a percentage of revenues, and it's possible that it'll decline as an absolute number.

Jeff Beach:       OK. The second question on the tunneling side, just an
                  observation and then see if you can help. We need more disclosure about the tunneling operation, specifically the amount of claims. I think it's been now about a year-and-a-half that you have encountered problems and submitted claims.

                  And maybe the information - I haven't had a chance to go through the whole 10-K today yet, but I feel like we need to know roughly how much volume of claims are outstanding cumulatively and how much is going on in a quarterly basis and some idea - I mean, this could be - I don't know - $5- or $10 million. It could be a huge amount that at some point if a large amount of this comes back in is going to favorably impact your earnings. And so far I haven't seen any disclosure in any financial documents about this. Can you help us?

Tom Rooney:       Jeff, it's not as though there is a pile of settlements that will suddenly move forward. You have to - well, first of all, a claim can be settled rapidly, and but claims in our particular case seem to take between one and two years to resolve, many of which are in the two year range. But the claims that we have on the books right now some relate to issues that we encountered a year-and-a-half ago.

                  Some relate to issues that we found a week-and-a-half ago. And we will hope - we hope to get to a point in the next six to 12 months where the claims that we're resolving on any one day might relate to issues we encountered a year earlier. And that brings in what would appear to be sudden income boosts. But the fact of the matter is we will also have encountered a claim a week before we would have - we had settled the previous one.

                  So what comes in the front door is going out the back door. And you get to a steady state basis. I really wouldn't suggest that you anticipate a sudden income boost when we resolve all the claims that we have on our books right now because I can tell you last week we had something new in the tunneling business. And that starts a new claim.

                  So, you know, it's a balance that will be accomplished. No doubt about it the last year-and-a-half we have been accruing in effect the net loss because we stopped the sort of generous inclusion of income in July of `03 and have been fairly sparse in terms of

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                  resolving claims since then. And I'm not making a comment
                  about how we resolve claims, but merely they haven't reached the standard that we set.

                  But I will share with you that as we sit here today we have about $9 million - we have about $11 million worth of claims out and we have three or four cases where we don't even know how much the claims may generate. So, it could well be 11- , maybe 12- , 13- , 14- million by the time we understand those.

                  And because we either have some tender from the client expressing what they're willing to pay or what not, we've already taken as income against the 11 million that I referred to just under 3 million. Years past we might have taken 7- or 8 million against that amount.

                  So, that's an order of magnitude of where we are. And, frankly, against the $11 million worth of claims and maybe 13- or 14- when we understand the current ones we have, we expect to be bringing in 3- , 4- , 5 million more.

                  But the fact of the matter is next month or the month after and the month after that we're going to hit things underground and start new claims. So, you know, new money is going to pay for old problems and there'll be new problems tomorrow. So, I don't think - I really don't want to leave you with the expectation that we're going to have a $5- or $6 million windfall when we sort of play catch up because this is a forever game.

Jeff Beach:       I understand all that. Just as a comment, as an analyst or a shareholder out there trying to figure out what happened in tunneling this quarter, whether it's bad or good, if we knew the amount of claims that hurt the earnings and the amount of claims that came in that helped the earnings and the amount of claims outstanding, it would certainly go a long way to better understand Insituform.

Tom Rooney:       OK.

Jeff Beach:       Just a comment.

Tom Rooney:       All right. We'll - that's a valid request, and I think we can pour over that and figure out how we can better telegraph what's going on there, because they are substantial numbers.

Jeff Beach:       All right.  Thanks.

Tom Rooney:       Thank you.

Operator:         We'll go next to Debra Coy, Stanford Washington.

Debra Coy:        Yes, good morning, Tom.

Tom Rooney:       Good morning, Debra.

Debra Coy:        A couple of questions from me as well. On the CIPP business two questions. If you can give us a little more color on the problems that you mentioned in a couple of units, whether you're feeling like those are resolved, whether you're happy with management, or whether it really was one-time issues on pricing and project timing.

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                  And then secondly, to follow-up on Arnie's earlier question, if you can give us any help at all in terms of how you're seeing the margins shaping up in the rehab business. Obviously they've been up and down in 2004. That seems partially seasonal, although it's not entirely clear whether that's, you know, explaining all of it.

                  It would certainly be helpful if we could get a sense of really if you think that we can get back - if we can get back to at least on an annualized basis operating margins in the rehab business that will be in the, you know, upper single digits, or kind of what your thought process is on that.

Tom Rooney:       OK. The current market right now allows us to have what I
                  would characterize as improved margins. We do see gross margins at the bid table better today than we saw six months ago, certainly better than we saw a year ago.

                  And that's what you see at the bid table. And then there's what are you able to execute. And as we become considerably more efficient at not wasting dollars and having miscues and safety issues and so on, we're able to actually drop that gross margin to the bottom line.

                  So, two things: one, we - by virtue of having a far better sales force than we've ever had and the market - the market is somewhat robust right now. It's, as I say, eight to 12 percent growth going on. But we seek to grow more rapidly even than the market because we believe we can regain market share, but we also believe we can do it and increase our gross margins.

                  There are a lot of things that come in play here. One is the ability to have the best technology at any given time in terms of the curing methods and products that we put in the ground as well as the operational excellence, as well as the intelligent selling strategies that we have. So, the confluence of those three things in addition to a market that isn't flat anymore, that's an eight to 12 percent growth market, strongly suggest increased margins.

                  Now, having said that, Debra, last year from two months before the presidential election to a month after the presidential election - so that would be September, October, November - we saw a very bizarre quieting in the market. The amount of work that was available to be bid dropped like a rock.

                  And I can't explain it. All I can tell you is that it happened around two months before the presidential election and a month after. So, was it tied to the presidential election and/or the national election? I don't know, but it kind of felt that way.

                  We - because we saw tremendous bidding opportunities through the summer, then saw a real quiet period for three months, and it's come back. And we've seen significant sales opportunities again with no let off. So, I think the market is strong. And I think it will continue to be strong.

                  In the fourth quarter of this past year we did experience the lack of business that came with that three month lack of bidding opportunity. But also in the talk that I had given earlier, we're also starting to notice a very distinct trend, and that is that a lot of our clients have to do a great deal of work and they're not set up to get the work out.


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                  They don't have the engineers. They don't have enough - they have competent engineers, but in a lot of cases they don't have enough engineers and enough administrative individuals to conduct the bidding, the engineering and the managing of the work. So, we actually have some cases where we have clients that have awarded us significant amounts of work.

                  And month after month goes by and we can't do the work because they can't get it out the door, as they say. And in one particular business unit, that is the Southeast United States, they were crippled by that. So, the constant expectation was that we were about to get a mountain of work coming from a particular client and it never came. And the client worked furiously but could not get the work out the door to us.

                  So, that's something we've now begun to understand as one of the practical realities in our market. And, of course, those clients will resolve those issues and they'll be able to get the work out, but as far as us analyzing crew loading and make suring - making sure that we're not waiting for them to get stuff out, I think we're a little bit smarter about that now.

                  So, the business units that were weak last year predominantly have that as a problem. And so, their crew loading went down significantly. I would also tell you that pipebursting we've made a strategic decision to de-emphasize. It just doesn't garner the kind of gross margins that we would like.

Debra Coy:        I saw that in the 10-K, that you said that pipebursting
                  experienced significantly reduced margins due to competitive pricing.

Tom Rooney:       Yes. It's unacceptable margins. And we bought Kinsel as a
                  business several years ago.

Debra Coy:        Well, you didn't.

Tom Rooney:       We did. I'm going to say we did. And we did it because we
                  believed that pipebursting was a great - and it is a great technology. It fits a great need for clients. We actually do it well. I think we may still even be the - one of the biggest in the world at doing it. But the fact of the matter is it's a commodity.

                  And it does not fit into how I would characterize Insituform. We like to evolve technologies. We like to stay on the cutting edge of the technologies that we have. And because of that, we want to exact appropriate gross margins. And pipebursting is much closer to a pure and simple utility contractor business than what CIPP is, which is a technology-driven business.

                  So, we're greatly de-emphasizing pipebursting. We're going to continue to do it for the clients that want us to do it, but we don't see it as a growth driver or a great gross margin driver. We do have some backlog in pipe bursting that we will do this year, and we'll do it well. And we've actually got strategies to make more profit when we do it. But we see less portfolio of pipebursting as one way to increase our average overall gross margins.

                  And I would tell you, if you do the math on it, you'll see that the degree to which we have pipebursting in our revenue numbers it appears to depress our CIPP margin, but it doesn't depress our CIPP margins. It just depresses our overall rehab perceived margins.


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Debra Coy:        OK. Got it. So, I'm trying to add all this up together. And from what you said in the press release and said this morning, it sounds like we're still looking at a relatively weak gross margin and operating margin in first quarter in rehab, but that we should see significant improvement throughout the rest of the year is kind of what...

Tom Rooney:       Yes.

Debra Coy:        ...I'm drawing from this.

Tom Rooney:       Yes.

Debra Coy:        OK. And on the tunneling side a couple of questions. One, in answer to Jeff's earlier question I did see in the 10-K that you filed 4.6 million of new claims and settled 1.7 million.
                  My bigger question is really whether we have additional losses still ahead of us in some of these jobs.

                  I saw that you said the Chicago job was 83 percent complete at the end of the year. As you've reviewed all these jobs and taken the hit in fourth quarter, where do we stand on tunneling for the next couple of quarters in terms of additional potential losses?

Tom Rooney:       Right. The work that we have now in the books in tunneling is not loss generating. It may not be generating the gross margins that we would have anticipated, say, eight months ago.
                  We have - clearly, as you're pointing out, we have scrubbed the financials on the Chicago project greatly. That project is scheduled to finish this year. And we believe that our analysis has put us in a position where we can accomplish the balance of the work in Chicago for the budget that we have set aside for that.

                  We also believe that we have profitable work. There may be a project or two that are of small nature. I don't have a graph about every single project. But the vast majority of our tunneling portfolio is profitable work. The issue of course is it profitable enough. So, we don't anticipate losses, per se, coming from the tunneling group, but rather not as profitable as we would like it to be. So, it's the notion of driving and creating earnings power in the tunneling group.

                  We have a tremendous group of middle managers and upper managers and even crew leaders. We just have not taken stock of the fact that in 2002 we created and, in effect, more than doubled our tunneling business. And with that we should have evolved much more sophisticated control systems, bidding strategies and so on and so forth. And we're doing all of that right now in rapid fire.

                  So, you know, I don't think you're going to be impressed with any of our tunneling numbers this year, but we think we - no, I think if you look at how we dealt with the CIPP business, Debra, we've tried to take the pain when we found it, put permanent, long-lasting solutions in place, and create a stronger company. And we're doing exactly that with the tunneling business.

                  So, you won't be impressed by our profit generation in the tunneling group, but we do believe that we have gotten our arms around the serious issues there, and because at this stage we want to make sure that we have a tunneling group that we're very proud of and look for a lot of growth in the future. And by growth I mean profit growth.

Debra Coy:        Well, that is, I guess, my last and broader question. I mean, the tunneling business certainly, as we've talked about many times before, is much more volatile and risky. And kind of what's your strategic view of tunneling going forward? Clearly you're in clean up mode now for some of the projects that were already on the books.

                  And how are you handling new bidding activity? Are you bidding fairly aggressively to continue to grow backlog in tunneling? Are you sort of de-emphasizing the segment? Would it be a good time to sell the business since there is a lot of work coming into the market? Sort of what's your strategic view on tunneling?

Tom Rooney:       It's a great question. First of all, we are not aggressively bidding to build up backlog. I wouldn't rule that strategy out a year from now, but I would only do so when I believe that we had great control - we have control, but that's a - that's an inherently risky business. Even if you're the world's greatest tunneling contractor it's a - it's an industry that's got inherent risk and dramatic risk to it.

                  So, we are not aggressively bidding in the tunneling business. We are clearly bidding work in the tunneling business. We have a lot of equipment and we have some phenomenal management talent that's capable of doing projects, but we have tightened the envelope within which we will bid work. So, we will not bid what I would perceive to be risky work.

                  The Chicago project, by the way, had two elements to it. One was mining and the second one was concrete, steel and end connection. Mining is merely the activity of creating a hole in the ground. I would tell you we are world class at that. And we bragged in the past about setting world records and so on and so forth. The nature of the Chicago project turned in August of this year into the other kind of the business, which is concrete, steel and end condition. And with all due respect, we're not as good at that piece of the business.

                  And so, in terms of bidding strategies, you know, right now we will seek bidding partners who in those circumstances we would do the mining and they would do the concrete and the end conditions, where someone else might have a skill set different than ours. So, we have a different strategy in that regard.

                  We also seek higher profit margins on the projects that we bid. So, work that we bid a year ago we're now demanding much higher margins on at the bid table. Do we win as much work? No, but the work we get we'll be pleased to have. So, our bidding strategy is that.

                  But your question is, I think, more of a global positioning of the tunneling business within Insituform . . .

Debra Coy:        Right.

Tom Rooney:       ... as a corporation, what I can tell you is this. We engaged in January in a significant five year strategic planning exercise for the corporation that will culminate later this year.

                  And we've hired two or three small consultants to analyze the different elements of our competitiveness in various markets, our capital structure, and so on and so forth. And clearly we're looking at the UPS Tite Liner business, we're looking at the pipebursting business, we're looking at the Slip Lining business, we're looking at the CIPP business, we're looking at international, and we're looking at the tunneling business.

                  So, I believe that as the year unfolds we will have tremendous clarity in terms of, you know, how much work we do in various segments around the world, what the capital structure we need to support those. And based on that, we will know exactly what the best fit for tunneling is for Insituform going forward.

Debra Coy:        When do you expect to have that process completed?

Tom Rooney:       I would say we'll be ready for board level conversation -
                  board of director level conversation in the summer, but we'll have different analyst reports on various segments of the business in the next two months.

Debra Coy:        OK.  Thanks, Tom.

Tom Rooney:       Thank you.

Operator:         We'll go next to James Gentile with Sidoti & Company.

James Gentile:    How are you? Two questions. With regard to the increased
                  backlog, 70 percent, were there any particularly large contracts that were put into backlog? Anything that is outside of the normal kind of couple million dollar projects that you guys recognized?

Tom Rooney:       Yes. We get - first of all, James, let me go back. Years ago we - a couple - when I got here we changed what we consider to be backlog and set a much rigorous standard because there were times when we would win two and three year term contracts.

                  What really comes to mind would be Jacksonville, the JEA contract. As I recall, it was a number something like $300 million over two, three, four years. And we did some of the work and then the client decided they enjoyed so much success they didn't finish doing the work. So, what appeared to have been backlog one day was gone a year or two later.

                  And so, we set the bar to be much higher in regards to the backlog. And so, if we have that JEA contract today at three - call it 300 million, we would only book into backlog the amount of that three - a portion of that 300 million where the client - first of all, that would be conducted in the next 12 months.

                  That would be the first constraint. The second constraint would be that the client would have specifically itemized, identified and allowed us to proceed on specific segments of work. And so, that 300 million if we use the JEA example would boil down to 30 million or some number like that. So, we're using that filter right now.

                  Now to your point on large single projects, yes, we have one private sector client whose name we can't give because of confidentiality agreement that would relate to almost $10 million per year for the next three years. And I believe we've only got about - well, about 10 million of that in our backlog, the number that you're looking at. We have substantial work on large-scale projects down in the Southwestern United States in Phoenix. We have significant work in the Atlanta market. So, yes, we have a handful.

                  But any one of those that I just named are single digits in millions. It's more than 2 million and less than 10 million. So, into 190 million there's not a $50 million hunk that suddenly showed up. There's - I would tell you the same make up in terms of projects from 100,000 to 10 million, as we had in 110 million, disperse widely. We've seen growth in Europe. We've seen growth in the U.S. And within the U.S. we've seen growth in virtually every geographic market.

James Gentile:    Great. And then the second question. You mentioned a
                  substantial quote increase in R&D spending in the K, 2.9 million versus 2. You know, companies that position themselves as technology innovators and leaders of similar size in the public markets, you know, generally spend, you know, much more on research and development in order for the competitive advantage, I mean at a multiple of what you spent last year.

Tom Rooney:       Yes, you're right.

James Gentile:    Yet you continue to position yourselves - and we've heard
                  language in the past like carbon fiber, you know, versus whatever other structure you had. And now you mention steam as a curing process for CIPP. And you also said that your competitors are already doing it. So, help us understand where the technology advantage is now ...

Tom Rooney:       Sure.

James Gentile:    ... and, you know, what's going to happen moving forward in terms of new products and what have you.

Tom Rooney:       Sure. We don't just talk about carbon fiber. We profitably installed work, even in this first quarter of this year, using carbon fiber. It is very much on the cutting edge of what people use and do.

                  Let me go back to the substantial increase notion. Two million consistently over two years and suddenly we're up to 2.9 million. That's a 45 percent increase. I do understand what you're talking about. Innovation companies spend three, four, five, 10 percent of their revenue. And at 2.9 million we're not even a percentage of our revenue. So, I fully understand what you're talking about in absolute terms.

                  But if you look at a company that's in a turnaround mode, such as we are, R&D is an investment in things that will happen two and three years out. So, I think it was a fairly bold move for us to go out and spend almost a million dollars in R&D at a time when we're reconstructing some of the very baseline activities we have in the company.

                  And I can assure you that number of 2.9 million is going to move up and we have begun to hypothesize or speculate in terms of if we truly are, and I firmly believe we are, a technology-driven company what should we model out in terms of percentage of revenue. And it's going to be quite a bit more than the 2.9 million.

                  And now you asked a different question also, which is, you know, show me the proof that it generates anything. The carbon fiber, again, is the farthest out technology that we're using, but we're successfully doing it profitably. This is the first time I can say that to you, that we have - that we commercially applied the carbon fiber.

                  Now, the fact of the matter is if you sit in my chair you have to be extremely careful because we don't have a lot of money sitting in the gas tank to go speculate on some wild deals and potentially win or lose a lot of money. So, the one deal that we did with carbon fiber, had it gone wrong, would have been a seven figure problem.

                  It went right and it generated income for us. So, we're walking that fine line while the company is in sort of a fragile financial state in terms of the bets that we will make, but that carbon fiber move is going to pay off for us. It'll pay off in medium and large diameter solutions going forward.

                  In the third and fourth quarter last year - or really in the fourth quarter last year we did something with steam in a new dimension of our industry - and I'm not going to elaborate much more than that - on a project that was some 600 feet long and 30, 40 inch diameter that, trust me, no one's ever done before. And we generated 50 percent gross margins on that.

                  And we're now - we've now replicated that same dramatic technology-driven success 15 times in the first quarter. And we think that we're going to get to full commercialization as `05 wraps up. And that's a pure technology driven. And when we talk about 50 percent gross margins there can only be one explanation. And so, we're driving very hard in a new market with a twist on some old technologies.

                  We're not going to come up with some radical new technology that no one's ever seen before, but what we are masters of is taking good technologies and pushing them ahead six and 12 months and staying ahead of our competition. When we do so we can create space between us and our competitors on a gross margin basis.

                  And we see that in steam and we have various - we have variations on the utilization of steam in Europe and in North America. So, I think that the next two years you're going to see that the investments that we've made in technology will begin to separate us again from the competition.

James Gentile:    Great.  Thanks.

Tom Rooney:       Thank you.

Operator:         We'll go next to Lorraine Maikis of Merrill Lynch.

Gina Gordon:      Hi. This is Gina Gordon calling in for Lorraine. Just one or two quick questions. First, regarding the control process you've put in place for the tunneling segment, can you give us a sense of what the cost associated with that will be in `05?

Tom Rooney:       The cost?

Gina Gordon:      Yes. Will there be costs incurred relative to these processes?
                  And how will it impact SG&A?

Tom Rooney:       Predominantly - the answer to your question is the costs will predominantly come from the involvement of additional senior leadership. We have much more - we've recently hired serious leadership in the area of purchasing and in the area of cost management.

                  So, we brought in new high powered executive professionals in both the areas of purchasing and in cost forecasting and cost management. We've increased the number of project managers working in our business units. And so, we've even include - or increased the staffing on some of our projects.

                  In aggregate, what's that worth? It could be a one percent swing in terms of one percent additional cost into revenue, but frankly relative to the kinds of losses you can experience in the tunneling group that's - that pales by comparison.

Gina Gordon:      OK.  And how much are you expecting for Sarbanes-Oxley?

Chris Farman:     Slightly over a million dollars.

Tom Rooney:       Of hard costs. And, you know, if you were to sort of try to add up management expenses you might triple that.

Gina Gordon:      OK.  Thank you very much.

Tom Rooney:       Thank you.

Operator:         We'll go next to John Quealy, Adams Harkness.

John Quealy:      Good morning, Tom and Chris.

Tom Rooney:       Good morning.

Chris Farman:     Good morning.

John Quealy:      Tom, a couple detailed questions and then a broader one.
                  First, can you talk about pricing? You've been doing a very solid job of growing revenue, though certainly by market pricing varies greatly. Can you characterize pricing for us that you're seeing right now in Q1, please?

Tom Rooney:       Sure. We're seeing solid pricing. We have one area of the
                  United States where the pricing has dropped like a rock, and we can't explain it, below a point where anyone could make money. And what's interesting or ironic or disappointing is it seems as though that irrational pricing tends to move through geographic regions almost on a random basis like a cloud.

                  And but - so, if you - and that's going on in one region right now where we're struggling to even understand how anyone could price the way they are. And that's like - I would characterize that as a pocket. And if I look back over the almost two years that I've been here, those pockets seem to spring up in various areas. I could think about Texas a year, year-and-a-half ago. I think could think about the Midwest a year ago. And we bide our time, we let that pocket pass, and then margins come back to what we see.

                  So, if you exclude for the moment, John, the notion that we right now have identified one pocket that is unexplainable, I would tell you that margins in Europe, margins in North America, Canada, U.S., East Coast, West Coast, Midwest, South, are all up, up over six months, up over a year ago. And it's a
                  - and we are simultaneously, we're able to pick up - regain market share. So, I don't think this is a spot - you know, a sudden push up in prices or anything like that.

John Quealy:      OK. And in terms of revenue growth you mentioned a industry journal's estimation of growth this year. It seems like you folks outperformed the sewer rehab business last year in your growth both organic and acquisition-related. Do you think you're going to outperform the broad market again this year?

Tom Rooney:       I'd be disappointed if we didn't.

John Quealy:      OK. And then the second part of my question, in terms of some of the new innovations on crew productivity, whether it's steam or carbon fiber, you gave us a little bit of detail on carbon fiber, it looks like one project had good success there. Can you talk about the 400,000 square feet of steam?
                  How many work crews were involved there? And what your plans are to expand that?

Tom Rooney:       Yes. OK. CIP - or on the carbon fiber side, by the way, that was one very successful project out of one try and it was - that may not seem like much, but it was a significant breakthrough for us and if I kind of go back to that other mystery project that I described for you where we had one success in the fourth quarter followed by 15 successes in the first quarter.

                  When our brilliant team figures out how to get the first one done, it's not long before we - and we've made it a core value that we are going to decrease our cycle time from first success to commercialization with assurance. But - so that's the CP thing, so don't mistake one success as an interesting oddity; it's a positive move for us.

                  Your question about 400,000; 400,000 linear feet by the way, not square feet, but 400,000 linear feet in the use of steam last year is a significant amount of steam for us. In the past, I would tell you - I would tell you that in `03, we probably did some installations with steam, but it was small enough that we - I'm not even sure we'd have the statistics on how much we did.

                  It was seen as an - within Insituform, it was seen as an oddity probably not quality assured, probably had a very tight technical envelope where it could be used and was seen as something of an oddity. And we worked very hard in house to change the culture, to look at the technology and to make a dozen or more platform changes in terms of how we did steam.

                  And once we did that, we got very wide acceptance in Europe and in North America in the utilization of steam. So we have - Chris, how many crews are steam utilized? I want to say that a quarter of our crews are steam capable right now.

                  And by the way, that is - that also would explain to you why we have dramatic increases in capital expenditures because we can't use the same water boiler trucks to deploy steam, we need what we call dual capability trucks to do steam or water. Hot water will always have a place in our platform of solutions. In fact, it will always have a significant place.

                  But steam, now, is remaking the profitability of this company and frankly, will eventually remake the entire industry. But the utilization of steam has very serious consequences from the standpoint that it imparts very high energy, but not as much energy, which means that there are places where if you try to use it, you're going to make a multimillion dollar mistake and that spooked us in the past.

                  But our people put their minds around it and solved those problems. So, we're - we've now widened the technical envelope for the use of steam in ways that a year and a half ago people would have said that would be like trying to break the two minute mile and we've done it. And we've done it successfully and had no failures.

John Quealy:      Tom, if I can try to narrow you a little bit. You said right now 25 percent give or take crews are steam equipped. Where can that number go to? Is it a 75 - 80 percent number? Again, keeping in mind different crews need different applications.

Tom Rooney:       Yes, it could go there, but we only have so many dollars for cap ex, so between dollars for cap ex, more universal acceptance in the market, training with crews, we won't go from 25 to 75 in one year. But if you interviewed one of our crews that's been using steam and I've literally done this, you interview them and ask them if you took away their steam equipment and gave them water, they laughingly told me they'd quit.

                  And it's a remarkable change both in terms of how our crews find it, but the price model, and also our own internal gross margins. So it is a - as I'd said earlier, other people have used steam and I don't think anybody owns any patents that block anybody in this, the issue, like so much of our industry is are you using today's technology, a year ago's technology, two years ago's technology.

                  And I'd like to think in Insituform's cases, we've made a dozen improvements and opened the technical envelope in steam. So we'd like to think we are pushing the technology out to places where other people just haven't thought about it yet.

John Quealy:      OK. And my last question, more broadly, in terms of visibility
                  - you know--you've been there 15 - 16 months and the quarterly results have been quite volatile and variable, obviously with Q4 being the latest instance.

                  I guess how should we look at visibility for you folks on a profitability side moving forward? Are we still going to have these wild swings, in your opinion? Or how are you looking at the landscape 12 to 24 months out from a financial perspective?

Tom Rooney:       Well, I think 12 to 24 months from now, you'll have great
                  comfort in our stability, our financial stability. The fact of the matter is, that the last 18 months we have been almost dogmatic in the notion that when we find problems, we bring them right to the surface; we take all the pain that we have to take and then, we begin to resolve those issues.

                  And that by - that philosophy, that approach by itself creates wild volatility. You know - and in the same quarter that we're dealing with tunneling, we decide to shut down our Italian operation and swallow an additional million dollar hit.

                  You know - I suppose I could've let that thing limp along for another quarter or two and tried to find a better time to dump that million, but that's not the way we operate and when we find problems, we deal with them and we deal with them aggressively.

                  So that approach and style, if you will, will cause volatility by itself. But the other way I guess I would suggest to you is this, for the next year and a half or so, the volatility of Insituform is going to be composed of two volatilities; one is the rehab in CIPP volatility, which I think we have gotten our arms around many of the issues.

                  We still have clients that struggle to get work out the door and cause surges and voids in our work and that's a volatility inherent in the industry. But I think Insituform's volatility in that market as relates to CIPP and Tite Liner is a quantifiable volatility that I believe is dampening greatly.

                  Conversely, we have a tremendous opportunity in the tunneling industry and it has a different volatility right now. Both because the inherent nature of tunneling is going to be volatile, but also because we're at a different evolutionary stage in managing the tunneling issues.

                  And if we find more issues in the tunneling group, we're going to do exactly what we've done in the past, we're going to deal aggressively with them, we're going to build a great company, and we're going to take our lumps when we have to.

                  Point of which is I want to be in a position a year from now, a year and a half from now, and 10 years from now where we have enormous credibility and forward visibility for you and for me. But we have to go through the pain that we're going through right now to get there.

John Quealy:      Great.  Thanks, guys.

Tom Rooney:       Thank you.

Chris Farman:     Thank you.

Operator:         We'll go next to Chris Blackman of Empirical Capital.

Chris Blackman:   Yes, thank you. Couple of questions; the carbon fiber that you're using, I know expectation was that that was going to cut some of your resin costs. When will we start feeling the impact of the improvement of resin costs based on carbon fiber introduction?

Tom Rooney:       I think it will - I think it will be an `06 impact. No doubt about it because resin has been so painful for us in the last eight - nine months, we look at how many different ways we can avoid resin. And clearly, structural reinforcing of the tube without resin is one part of the answer.

                  So we are pressing ahead with the carbon fiber - which, by the way, we own the patents on - so it not only is a great resolution in terms of resin costs, but it's also back to James Gentile's question on R&D, it's an area where technology begins to differentiate us.

                  But it's - we are proceeding with great caution. I - if I was 3M and I had - you know - a billion dollars to absorb million dollar problems, we'd probably have 50 tests - CI - or carbon fiber tests done in the next three months and we'd probably impact this year.

                  I don't have a billion-dollar surge tank to pull out of and the inherent - the nature of what we do is we've got to try some things that end up being painfully expensive than we have to absorb, so while the company is where it is on a financial basis, we are going to be prudent and cautious, but we are going to push ahead in the area of R&D.

Chris Blackman:   OK.  So `06 is really when you feel like it'll ...

Tom Rooney:       Yes.

Chris Blackman:   ... be a positive impact in there. The Tite Liner, you
                  mentioned the completion of a foreign project. Does that suggest a drop in that business going forward? Or do you continue to expect that business to advance in `05?

Tom Rooney:       No, we have extremely high expectations for that business
                  unit. We have picked up a significant amount of foreign work with past clients. The - so the answer - the direct answer to your question is exactly the opposite; we expect significant - it's a small business unit, so a significant growth in a small business unit is terrific, but it doesn't necessarily change the makeup of Insituform.

                  But it's a tremendous industry, we have 35 - average 35 percent gross margins - and it's driven, right now, by crude oil because our clients are composed primarily of two clients
                  - two client types, two industries. One is oil companies and the second is mining companies. And there are two commodities right now that are sky high on price; one is copper prices and the other is crude oil.

                  And so, the - and the foreign project that was referred to that had a nice closeout to it, was related to crude oil. And we work and have worked, in years past in South America, in a lot of the mining areas in the Andes Mountains and we've picked up significant amounts of work this year in South America.

                  In fact, I believe we lost a couple hundred thousand dollars each of the last two years in South America because we intended to stay in that market until our clients had a need for us again. That - if you call that - those losses as an intended investment that investment has paid off dramatically for us. So we expect the UPS business in Tite Liner to be one of the star performers this year.

Chris Blackman:   OK. Cap ex and debt repayment; what's your cap ex budget for
                  `05? And what kind of debt repayment would you expect?

Tom Rooney:       We haven't finalized our cap ex budget, but if you'd think about some of the comments that we've made in terms of replacing old equipment and investing in steam, it's going to be significant this year.

Chris Farman:     And with respect to debt repayment, it's the regularly
                  scheduled amortization on our notes, which is of the order of 16 million.

Tom Rooney:       Which I think we've already disclosed as having taken place in
                  February, so but I'm not sure we have any ...

Chris Farman:     For `05, yes.

Tom Rooney:       For `05, yes.

Chris Blackman:   OK. And on cap ex, would you expect it to be, obviously, less than it was in `04?

Tom Rooney:       Same order of magnitude.

Chris Blackman:   Same order of magnitude.  OK.  Thank you.

Tom Rooney:       This is a growing company. If you take a look in the K, you'll see we had a significant growth in crews and we're deploying crews with a different kind of equipment. So as long as we're in the growth mode, we're going to be in the cap ex mode too.

Chris Blackman:   Yes. I just know that you don't have the Batesville expansion
                  ...

Tom Rooney:       That's true.  That's true.

Chris Blackman:   It's been about a year, I guess, since the referendum was
                  passed in St. Louis on the St. Louis sewer program. Can you talk about their plans and what's the magnitude of the opportunity that you see in terms of CIPP tunneling there?

Tom Rooney:       Pretty significant. I'm not privy to the specifics of their plans, but we've already picked up a minor piece of work here in St. Louis, probably expect more even this year. But the general impression is that there'll be a tremendous amount of that work coming out in St. Louis as this year gets - as `05 wraps up and as we get into `06.

Chris Blackman:   OK. That helps on those timeframes. And then, finally, it
                  seems like you've, unfortunately, consistently been plagued with operational problems; you get one solved and then, it's replaced by a new problem. When will we finally be the benefactors of consistent and proved performance? I know we're hearing about problems with some of your customers releasing work based on the engineering issues.

                  Are we still looking at the middle `05 timeframe? I know going back a year, year and a half, your comments were basically a lot of investment, a lot of work, a lot of study needs to be done and that you all expect mid `05 things to really start improving. Or is there a delay in that timeframe? Or are we still pretty much on target with your original plans when you came in, Tom?

Tom Rooney:       Chris, I think if you allow me to answer that as CIPP and
                  tunneling, the answer is yes. We are very optimistic about where we are positioned in `05 on the core rehab business and the tunneling business is a - that segment, which is say 17 percent of our go forward business, that's a work in progress.

                  And we have a lot of work ahead of us for the next year, year and a half in that tunneling business. But relating back to the conversations and the pronouncements from a year and a half ago, absolutely. We are tracking where we thought we would be or further ahead in most of the areas that we set out to improve upon.

Chris Blackman:   Excellent.  Thank you.

Tom Rooney:       Thank you.  I think we - probably have time for one more call.

Operator:         And we'll take our last question from Jeff Beach of Stifel
                  Nicolaus.

Jeff Beach:       Yes.  Thank you.

Tom Rooney:       Yes.

Jeff Beach:       Two questions; first, back on tunneling, last year, there was a significant amount of work awarded and at the time, it looked like, for a period, which still may be going on, demand would exceed supply or current capacity in place, which looked, at the time, like it was going to create higher margins as you went into 2005. What's the outlook for tunneling awards this year and going into `06? And are we going to see dramatically better pricing develop because of this market?

Tom Rooney:       Well, the demand is still there, Jeff. And the bidding
                  activity is still extremely robust. Margins are improved over six months, they are improved over a year and they're for sure improved over 18 months ago. I wouldn't say they're through the roof, but they are clearly moving up and that's a good reflection on what you'd expect in a supply and demand world.

                  As it relates to us, by the way, we are using the notion that we expect higher margins on the work that we bid and the work that we execute to put us at the high end of bidding in terms of gross margins. And if that means that we don't double, triple or quadruple, that's perfectly fine. We want to make sure that the work that we bring in, we're able to put the very best crews on and get the very best margins for and if over - and that is the strategy, if you will, in `05.

                  If we are able to develop the internal core competencies to control risk the way we want to, we may, at some time in the future, decide that we would also like to see significant growth. But right now, extreme measures aimed at control and higher margins is what we're looking at in the tunneling group.

Jeff Beach:       OK. And then, lastly, on the sewer rehab side. I know you
                  break down geographic markets, but the U.S. has a lot of different parts. Can you talk about relative profitability of sewer rehab in North America and Europe?

                  And then, can you quantify in some way prior pipe bursting and other sewer work that was cancelled that is lower margin that is currently still depressing business, but as it's downsized and you're more selective might help? Can you extract that or some how talk about profitability in North America and Europe? And give us a better feeling?

Tom Rooney:       You're asking for profitability in North America versus
                  Europe?

Jeff Beach:       Yes.

Tom Rooney:       They - on the project gross margin basis, they tend to be
                  about the same. Our challenge in Europe is that because we're dealing with multiple countries and tax structures and so on and so forth, our overhead costs operating in a multiple - in a multitude of countries in Europe means that we can't drop nearly as much to the bottom line because of operating expenses and overhead and so on.

                  And that's merely a reflection on tax structures and licensing across countries and in corporations and so on and so forth. There's nothing to do with the - you know - the skill and performance, nor about the market. So you start with gross margins that are roughly the same, U.S. and Europe. So it's - I think they're equally important markets for us in that regard and they're both growing in similar fashion.

                  You had asked about pipebursting and pipebursting the barriers to entry in pipebursting are extremely low. Jeff, you could, if you were so inclined, could be in the pipebursting business in probably 60 days by merely buying a license for pipebursting which frankly that, even the licensing arrangement ends soon.

                  But you could either rent or buy the equipment that you needed for $100,000, hire half a dozen laborers, maybe even steal somebody - somebody's manager and you could just about be in that business in a fairly short period of time. Because the barriers to entry are so low, the margins commanded there are not particularly high and using orders of magnitude, if the Tite Liner business is in the mid 30 percent gross margin range and the CIPP is in the mid 20s, pipebursting on a good day is in the mid teens.

                  And it's just not - and if you don't execute it particularly well, it's worse than that. I think we execute it quite well, but even so, it creates a drag on our earnings and on a gross margin basis. And it's just not an area that we think has long and strong growth potential.

                  Again, kind of going back to James Gentile's question about how R&D and technology driven are you, with $10 million of R&D money in pipebursting, I'm not sure I could come up with too many differentiators. It's just not a - an industry where we can differentiate on technology and skill and so on.

                  So, it's - I think we have a pipebursting backlog currently of about $20 million, biggest part of that will be executed this year. That's down from last year. We're being extremely selective about pipebursting. Our best clients still want us to do it and in those cases, we will do it. We still have extremely competent crews, but it just can't be a driver for this company in the future.

Jeff Beach:       From the backlog comment, can I - it sounds like not just
                  pipebursting, but I think there's some other associated lower margin work you inherited with Kinsel, but all of that work, is that about 10 percent of North America that you are trying to ...

Tom Rooney:       No.

Jeff Beach:       Not that much?

Tom Rooney:       I don't think it's that much.

Jeff Beach:       OK. And that area is something you're de-emphasizing, being selective, so if it's been dragging `04 and dragging `05, it's going to be less of a drag over time.

Tom Rooney:       It clearly was a drag in `04 and it will be considerably less in `05.

Jeff Beach:       OK.  Thank you.

Tom Rooney:       Thank you, Jeff. Well, I appreciate everybody's involvement today. Again, we have really two elements to the story for Insituform in the fourth quarter. We have encountered and dealt with and continue to deal with the sobering issues regarding the financial results in our tunneling group.

                  We have the best tunneling management at project levels that one could ask for. We just have a need to put in tremendous controls and sophisticated projection systems and estimating systems and we're well along the way to doing that.

                  But the bright story for us, right now, is the core business, the 80 something percent part of our business that we are extremely pleased with the direction it's moving in, the successes that we've enjoyed. And as we go about putting the same dedication towards focused on our tunneling business and continue to enjoy the successes in CIPP, we think we have a very bright future. But we appreciate everybody's involvement today. Thank you.

Operator:         And this does conclude today's conference. Thank you for your participation. You may disconnect at this time.

                                       END